Exhibit 99.1

IMMEDIATE RELEASE	October 31, 2008
CONTACTS:
Brent Larson,	Tim Ryan,
Vice President / CFO	The Trout Group
614.822.2330	646.378.2924
NEOPROBE RECEIVES POSITIVE RESPONSE TO EUROPEAN RIGS SUBMISSION
All Scientific Advice Questions Provided with Affirmative Answers
DUBLIN, OHIO — October 31, 2008 — Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, today announced that the centralized European Medicines Agency (“EMEA”) has provided positive formal responses to Neoprobe’s scientific advice submission regarding RIGScan CR and the pathway to receive a marketing authorization for the drug.
Neoprobe asked the EMEA to review its manufacturing and clinical development plan for RIGScan CR. The EMEA concurred that Neoprobe could use updated and improved manufacturing processes to produce the antibody that is used in RIGScan CR and would be able to use all previously produced drug safety data derived from prior clinical studies to support a marketing authorization. The EMEA reviewed and agreed to the design and adequacy of a Phase 3 clinical study to be conducted in 380 patients with diagnosed primary or metastatic/recurrent colorectal cancer. The Phase 3 study would be a randomized trial with equal control and RIGScan CR treatment cohorts. The primary endpoint of the study would be improved survival for the RIGScan CR treated patients as compared to the control arm.
Improved survival for the RIGScan CR treated patients was demonstrated in a retrospective survival analysis of patients in a prior RIGScan CR clinical study (NEO2-14) that was accepted by the EMEA. In addition, the EMEA agreed to the clinical need for a product like RIGScan CR to improve the treatment of patients with colorectal cancer. Finally, the EMEA provided Neoprobe the opportunity to request a conditional marketing authorization (CMA) after completion of the initial antibody production or prospective clinical activities. The opportunity for granting a CMA will be dependent upon the review of the supportive manufacturing and/or clinical information and there can be no assurance that a CMA request would receive a favorable response.
David Bupp, Neoprobe’s President and CEO, said, “We are excited by the response from the EMEA. The scientific advice response provides a clear, achievable development pathway for RIGScan CR. The response acknowledges that the technology meets a currently unmet medical need and has the potential for improving the long term prognosis for both primary and recurrent colorectal patients. The EMEA has suggested a mechanism for an early termination of the study if, as anticipated, early improved outcomes are observed in the RIGScan treatment arm versus the control arm patients.”
Mr. Bupp, and Vice President and CFO, Brent Larson, will provide an update on Lymphoseek and RIGScan CR, as well as discuss the company’s results for the third quarter of 2008 during a conference call scheduled for 11:00 AM ET, Thursday, November 6, 2008.

NEOPROBE CORPORATION
ADD — 2
The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date:	Nov. 6, 2008	Available until:	Nov. 13, 2008
Time:	11:00 AM ET	Toll-free (U.S.) Dial in # :	877-344-7529
		International Dial in # :	412-317-0088
Toll-free (U.S.) Dial in # :	866-524-3160
International Dial in # :	412-317-6760	Replay passcode:	424978
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neo2000® line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com
Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.